EXHIBIT 10.3

REIMBURSEMENT OF LEGAL FEES FOR CHIEF FINANCIAL OFFICER

On July 23, 2013, the Compensation Committee of the Board of Directors of Integra LifeSciences Holdings Corporation (the “Company”) approved the reimbursement of $7,622.50 to John B. Henneman, III, the Company’s Corporate Vice President, Finance and Administration, and Chief Financial Officer, pertaining to his legal fees incurred in connection with the review of his equity plan award documentation.